PROMISSORY NOTE

$250,000	February 15, 2017

FOR VALUE RECEIVED, Acorn Energy, Inc., a Delaware corporation, (the “Maker”), with an address at 10451 Mill Run Circle, Suite 400, Owings Mills, Maryland 21117-5577, promises to pay to the order of Christopher E. Clouser (the “Holder”), the principal amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (the “Principal Amount”), together with interest thereon from the date hereof, in accordance with the terms of this Promissory Note (this “Note”), as hereafter set forth.

This Note is one of a series of notes of the same tenor (the “Bridge Notes’) issued to lenders who made and/or committed to make loans to the Maker on or about the date hereof.

1. Interest. Interest will accrue on the unpaid balance of the Principal Amount of this Note from the date hereof until the February 15, 2018 at the rate of 12.5% per annum. Interest on any unpaid Principal Amount of this Note outstanding after February 15, 2018 shall accrue at the rate of 16.5% per annum. Interest on this Note shall be computed on the basis of the actual number of days elapsed over a year comprised of 365 days.

2. Repayment of Principal. The unpaid Principal Amount of the Loan together with interest accrued thereon shall be repayable on April 30, 2018, or if the obligation to repay the Principal Amount of and interest accrued on this Note shall be accelerated to an earlier date under Sections 4(b) or 6 hereof, such earlier date (such original or accelerated maturity date being referred to herein as the “Maturity Date”).

3. Application of Payments. Any payments on account of this Note, when paid, shall be applied first to the payment of all interest then due on the unpaid balance of the Principal Amount and the balance, if any, shall be applied in reduction of the unpaid balance of the Principal Amount. Any payment under this Note on a day on which Holder is not open to conduct business shall be made on the next succeeding business day.

4. Optional Prepayment; Mandatory Prepayment.

(a) The Maker may prepay the unpaid balance of the Principal Amount in whole at any time or in part from time to time without premium or penalty; provided, that any such prepayment is accompanied by interest accrued and unpaid on the amount so prepaid to the date of such prepayment.

(b) In the event of the sale of all or any portion of the Maker’s shares of DSIT Solutions Ltd. (the “DSIT Shares”), the Maker shall pay the net proceeds of such sale to the Holder and to the holders of the other Bridge Notes pro rata to the aggregate outstanding principal amount of such Bridge Notes, respectively, to be applied against the obligations of the Maker to the Holder under this Note and to the other holders of the Bridge Notes.

5. Conversion into OMX Holdings, Inc. Shares. If all or part of the Principal Amount of this Note and/or interest accrued thereon shall remain unpaid after the Maturity Date, then at the election of the Holder made in writing at any time following the Maturity Date, and with the consent of the Maker at the time of such conversion, the Holder may receive in satisfaction of such overdue amounts, shares of the OMX Holdings, Inc. common stock owned by Maker, based on an independent valuation for OMX to be obtained at the time of such conversion.

6. Default. The term “Default,” as used herein, means the occurrence of any one or more of the following events:

(a) Maker shall fail to make any payment of the principal or any interest accrued thereon when such payment shall become due;

(b) Maker or any subsidiary of Maker shall sell or transfer a substantial portion of its assets other than in the ordinary course of business, other than a sale the net proceeds of which are utilized to make payment against the Principal Amount of this Note and the other Bridge Notes and any interest accrued thereon; or

(c) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any other action to authorize any of the foregoing.

Upon the occurrence of a Default, upon written notice by the Holder to the Maker, the maturity of this Note may be accelerated and the unpaid balance of the Principal Amount then outstanding together with interest accrued and unpaid thereon shall be declared to be immediately due and payable.

7. Address for Payments. All payments of the unpaid balance of the Principal Amount and interest thereon shall be paid in lawful money of the United States of America during regular business hours of the Holder at Holder’s address set forth at the foot hereof or at such other place as the Holder or any other holder of this Note may at any time or from time to time designate in writing to the Maker.

8. Remedies Cumulative. Each right, power and remedy of the Holder as provided for in this Note or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Holder of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers, or remedies. No failure or delay by the Holder to insist upon the strict performance of any term, condition, covenant, or agreement of this Note, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Holder from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, the Holder shall not be deemed to waive the right to declare an event of default for failure to effect such prompt payment of any such other amount.

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9. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware without reference to the choice of law provisions thereof. Any proceeding relating to any dispute arising out of or related to this Note shall be brought exclusively in the state or federal courts located in Wilmington, Delaware.

10. Waivers, Etc. All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of non-payment or dishonor, and of protest, and any and all other notices and demands whatsoever and agree to remain bound hereunder until the interest and Principal Amount are paid in full notwithstanding any (a) release, surrender, waiver, addition, substitution, exchange, compromise, modification of or to or indulgence granted with respect to this Note or all or any part of any collateral or security for this Note; (b) extension or extensions of time for payment which may be granted, even though the period of extension may be indefinite; and (c) inaction by, or failure to assert any legal right available to the holder of this Note.

IN WITNESS WHEREOF, the Maker has executed this instrument, the day and year first above written.

ACORN ENERGY, INC.

By:
Name:	Jan Loeb
Title:	President & Chief Executive Officer

AGREED AND ACCEPTED:

____________________________

Name: Christopher E. Clouser

Address:

_____________________________

_____________________________

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